Exhibit 99.1

Greatbatch, Inc. Reports 2010 Fourth Quarter and Full Year Results

CLARENCE, N.Y.--(BUSINESS WIRE)--February 24, 2011--Greatbatch, Inc. (NYSE: GB), today announced results for its fourth quarter and full year ended December 31, 2010:

  Sales of $133.1 million for the quarter increased 6% over the prior year period including 29% Vascular Access and 22% Orthopaedic revenue growth.
  Full year sales of $533.4 million increased 2% as diversified revenue growth offset a slow-down in the CRM market.
  GAAP and adjusted operating income as a percentage of sales of 12.9% and 12.2%, respectively, for the year were within original guidance range.
  Net RD&E investment for 2010 increased to 8.4% of sales vs. 6.4% in 2009 due to increased spending on system and device projects, which was funded by consolidation and cost reduction initiatives.
  2010 cash flow from operations grew 30% to $93.1 million, excluding a $16.3 million net litigation settlement, which helped fund debt retirement of $78.5 million.

(Dollars in thousands, except per share data)	2010	2009	%	2010	%
	4th Qtr.	4th Qtr.	Change	3rd Qtr.	Change
Sales	$133,111	$125,808	6%	$127,490	4%

GAAP Operating Income (Loss)	$24,512	$(2,287)	N/A	$13,169	86%
GAAP Operating Income (Loss) as % of Sales	18.4%	-1.8%		10.3%

Adjusted Operating Income*	$17,758	$16,422	8%	$14,379	23%
Adjusted Operating Income as % of Sales	13.3%	13.1%		11.3%

GAAP Diluted EPS	$0.59	$(0.07)	N/A	$0.25	136%
Adjusted Diluted EPS*	$0.46	$0.40	15%	$0.34	35%

(Dollars in thousands, except per share data)	2010	2009	%
	Year	Year	Change
Sales	$533,425	$521,821	2%

GAAP Operating Income	$68,994	$1,048	N/A
GAAP Operating Income as % of Sales	12.9%	0.2%

Adjusted Operating Income*	$64,937	$62,563	4%
Adjusted Operating Income as % of Sales	12.2%	12.0%

GAAP Diluted EPS	$1.40	$(0.39)	N/A
Adjusted Diluted EPS*	$1.51	$1.52	-1%

* See Tables A and B at the end of this release for a reconciliation of adjusted amounts to GAAP.

CEO Comments

“During 2010, we continued to make significant progress towards achieving our long-term strategic objectives,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “The first two facets of our strategy of growing and diversifying our revenue and driving operating performance have helped fund our investments in innovation over the last three years and put us in position to accelerate our growth and profitability. During 2011, we will begin to see the benefits of our systems and device strategy. We look forward to providing further details on this strategy, our accomplishments to date and our plans for the future at our Investor Day in New York City on March 24, 2011. I am excited about the long-term growth prospects for our Company.”

Fourth Quarter and Full Year Results

Consolidated sales for the fourth quarter 2010 of $133.1 million grew 6% over the prior year quarter and 4% over the sequential third quarter. For the year, sales were $533.4 million or 2% above the prior year as recoveries in the Vascular Access, Orthopaedic and Electrochem markets offset the slow-down in the CRM market. Fourth quarter and full year results include the impact of foreign currency exchange rates, which reduced sales by approximately $1 million and $2 million, respectively, in comparison to the prior year periods.

Gross profit as a percentage of sales for the 2010 fourth quarter was 33.4%, an increase from 33.1% in the 2009 fourth quarter. For the year, gross margin as a percentage of sales was 32.5% compared to 31.9% for 2009. These improvements were primarily the result of continuous productivity gains, as well as a better mix of sales of higher margin products that was partially offset by continued pricing pressures.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter and full year 2010 declined $2.6 million and $5.8 million, respectively, compared to the same periods of 2009. Excluding the $0.9 million in death benefits provided to the family of the Company’s former Senior Vice President of Orthopaedics in the third quarter of 2010, SG&A expenses for the year decreased $6.7 million or 9% in comparison to 2009. The primary driver behind these decreases was the Company’s cost reduction initiatives.

As expected, net research, development and engineering costs (“RD&E”) for the 2010 fourth quarter of $11.4 million were above the comparable 2009 period of $7.3 million. For the year, net RD&E as a percentage of sales was 8.4% compared to 6.4% for 2009. These higher levels of RD&E reflect our strategy to further invest resources in longer-term growth opportunities, including systems and device projects.

GAAP operating income for the fourth quarter and full year 2010 were $24.5 million and $69.0 million, respectively, compared to a loss of $2.3 million and income of $1.0 million for the respective periods of 2009. In 2009, the Company incurred a $15.9 million tradename write-down charge in the fourth quarter, as well as a $34.5 million litigation charge related to the Company’s Electrochem subsidiary (“Electrochem Litigation”) in the third quarter. The fourth quarter of 2010 includes a $9.5 million gain related to the settlement of the Electrochem Litigation. Adjusted operating income, which excludes the impact of these, as well as other items, was $17.8 million, or 13.3% of sales in the fourth quarter of 2010, compared to $16.4 million, or 13.1% of sales for the comparable 2009 period. For the year, adjusted operating income as a percentage of sales was 12.2%, which was within the Company’s original guidance range, and above the 12.0% for 2009. See Table A for a reconciliation of adjusted amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

During the fourth quarter of 2010, the research and development tax credit was extended for both 2010 and 2011, retroactive to the beginning of 2010. As a result, the fourth quarter 2010 GAAP and adjusted effective tax rates include the benefit of approximately $1.0 million representing the cumulative catch-up adjustment for this credit related to the first three quarters of 2010. The 2009 GAAP and adjusted effective tax rates (benefit) include the favorable impact of the resolution of tax audits and the lapse of statutes of limitation on certain tax items.

GAAP diluted EPS for the fourth quarter and full year 2010 were $0.59 and $1.40, respectively, compared to losses of $0.07 and $0.39, respectively, for the comparable 2009 periods. Adjusted diluted EPS for the fourth quarter and full year 2010 were $0.46 and $1.51, respectively, compared to $0.40 and $1.52 for the comparable 2009 periods. See Table B for a reconciliation of adjusted amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the fourth quarter of 2010 were $4.9 million and were unfavorably impacted by the $25 million ($16.3 million, net of tax) Electrochem Litigation settlement. Excluding this settlement, cash generated from operations for the fourth quarter was $21.1 million and $93.1 million for the year. During the quarter, the Company repaid $21.0 million of outstanding debt, which brought the total debt repaid for the year to $78.5 million.

CFO Comments

“Our financial performance in 2010 includes the benefits of the investments in operations and infrastructure we made over the last five years,” commented Thomas J. Mazza, Senior Vice President & CFO. “Evidence of this can be seen in our improved gross and adjusted operating margins and ultimately in our continuing strong cash generation, which has enabled us to deleverage our balance sheet and fund an increased level of RD&E spend. These initiatives have also provided us with manufacturing capacity for our systems and device products, which will begin to ramp up in 2011, and are expected to drive continued future revenue growth and margin expansion.”

Product Line Sales

The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	2010	2009	%	2010	%	2010	2009	%
Product Lines	4th Qtr.	4th Qtr.	Change	3rd Qtr.	Change	Year	Year	Change
Greatbatch Medical
CRM/Neuromodulation	$78,382	$75,969	3%	$69,376	13%	$303,521	$305,354	-1%
Vascular Access	9,768	7,556	29%	9,059	8%	38,000	35,816	6%
Orthopaedic	30,773	25,233	22%	28,046	10%	118,748	113,897	4%
Total Greatbatch Medical	118,923	108,758	9%	106,481	12%	460,269	455,067	1%
Electrochem	14,188	17,050	-17%	21,009	-32%	73,156	66,754	10%
Total Sales	$133,111	$125,808	6%	$127,490	4%	$533,425	$521,821	2%

Greatbatch Medical

CRM and Neuromodulation sales for the fourth quarter 2010 increased 3% compared to the prior year period. This increase was primarily due to higher sales of medical batteries as customers continued to adopt the Company’s Q series batteries, which enable new device features and reduced device size. For the year, CRM and Neuromodulation sales were down slightly due to continued pressure from OEM customers on pricing and dual sourcing/vertical integration initiatives. The Company expects these pressures on CRM revenue to continue to impact sales in 2011.

Fourth quarter 2010 sales for the Vascular Access product line increased 29% to $9.8 million. This increase was primarily due to higher introducer sales as customer inventory reduction programs, which impacted the Company from the second quarter of 2009 to the second quarter of 2010, are now complete. For the year, Vascular Access sales increased 6% primarily due to higher introducer and catheter sales. The Company expects Vascular Access revenue growth to accelerate in 2011 as it launches several new systems products.

Orthopaedic product line sales of $30.8 million for the fourth quarter 2010 were 22% above the comparable 2009 period. This increase was across all of the Company’s Orthopaedic products as the markets continued to recover from the slow-down in 2009 and as the Company’s investments and expanded capabilities have begun to deliver new business. Fourth quarter 2010 Orthopaedic sales includes the negative impact of the weaker Euro exchange rate, which reduced sales by approximately $1.0 million compared to the prior year. For the year, Orthopaedic sales increased 4% as the market continued to recover throughout the course of the year and includes approximately $2 million of negative foreign currency exchange rate impact.

Electrochem

As expected, Electrochem sales for the fourth quarter of 2010 were 17% below the prior year and 32% below the sequential third quarter as some of our larger oil and gas customers purchased the majority of their inventory requirements during the second and third quarters of 2010. For the year, Electrochem revenues were up 10% due to the recovery in the energy and portable medical markets from the down-turn in 2009. The Company expects Electrochem revenue to return to a more normalized run-rate in the first quarter of 2011.

Financial Guidance

At this time, Greatbatch estimates 2011 annual revenue growth rates for its product lines as follows:

  CRM & Neuromodulation: Flat
  Vascular Access: 10% to 20%
  Orthopaedic: 2% to 10%
  Electrochem: 2% to 5%

By applying these growth rates to our 2010 results, consolidated annual sales for 2011 are projected to be in the range of approximately $540 million to $560 million for 2011.

Adjusted operating income for 2011 is projected to be between 12.0% and 13.0% of sales. Adjusted operating income for 2011 is expected to consist of GAAP operating income minus non-recurring, unusual or infrequently occurring items such as consolidation and integration charges, certain R&D expenditures and asset disposition/write-down charges, totaling approximately $8 million to $11 million.

The net result of the above guidance is that the Company expects 2011 adjusted diluted EPS to be in the range of $1.55 to $1.65 per diluted share. Adjusted diluted EPS is GAAP diluted EPS excluding the after-tax impact of the adjusted amounts described above, $8.5 million ($5.5 million net of tax) of non-cash convertible debt interest expense, and approximately $4.5 million ($2.9 million net of tax) gain from the previously disclosed sale of the Company’s IntElect Medical investment. This guidance also assumes the Company’s effective tax rate will be approximately 35% and assumes approximately 24 million average diluted shares outstanding.

The Company will provide further information regarding the above guidance at its upcoming Investor Day on March 24, 2011, where Company Management will also provide more details surrounding its innovation strategy and how the investments made over the last three years will positively impact the long-term growth potential of the Company.

Conference Call

The Company will host a conference call on Thursday, February 24, 2011 at 5:00 p.m. Eastern Time to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. Eastern Time on February 24, 2011 until March 3, 2011. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 18884191.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular access and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change governing convertible debt, (vii) unusual or infrequently occurring items and (viii) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income (Loss) Reconciliation
A reconciliation of GAAP operating income (loss) to adjusted amounts is as follows (in thousands):

	2010	2009	2010	2009
	4th Qtr.	4th Qtr.	Year	Year
Operating income (loss) as reported:	$24,512	$(2,287)	$68,994	$1,048
Adjustments:
Electrochem Litigation charge (gain)	(9,500)	-	(9,500)	34,500
Executive death benefits (SG&A)	-	-	885	-
Write-down of intangible assets	-	15,921	-	15,921
Consolidation costs	268	2,143	1,348	7,069
Integration expenses	(93)	301	42	3,077
Asset dispositions, severance and other	2,571	344	3,168	948
Operating income – adjusted	$17,758	$16,422	$64,937	$62,563
Operating margin – adjusted	13.3%	13.1%	12.2%	12.0%

Table B: Net Income (Loss) and Diluted EPS Reconciliation
A reconciliation of GAAP net income (loss) and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):
	2010	2009	2010	2009
	4th Qtr.	4th Qtr.	Year	Year
Income (loss) before taxes as reported:	$20,520	$(7,356)	$49,325	$(18,177)
Adjustments:
Electrochem Litigation charge (gain)	(9,500)	-	(9,500)	34,500
Executive death benefits (SG&A)	-	-	885	-
Write-down of intangible assets	-	15,921	-	15,921
Consolidation costs	268	2,143	1,348	7,069
Integration expenses	(93)	301	42	3,077
Asset dispositions, severance and other	2,571	344	3,168	948
CSN II conversion option discount amortization	2,024	1,882	7,876	7,311
Adjusted income before taxes	15,790	13,235	53,144	50,649
Adjusted provision for income taxes	5,026	3,720	17,524	14,688
Adjusted net income	$10,764	$9,515	$35,620	$35,961
Adjusted diluted EPS	$0.46	$0.40	$1.51	$1.52
Number of shares	23,532	23,918	23,802	23,983

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended		Year ended
	December 31,	January 1,	December 31,	January 1,
	2010	2010	2010	2010

Sales	$133,111	$125,808	$533,425	$521,821
Cost of sales	88,647	84,162	359,844	355,402
Gross profit	44,464	41,646	173,581	166,419
Operating expenses:
Selling, general and administrative expenses	15,290	17,932	64,510	70,294
Research, development and engineering costs, net	11,416	7,292	45,019	33,562
Electrochem litigation charge (gain)	(9,500)	-	(9,500)	34,500
Write-down of intangible assets	-	15,921	-	15,921
Other operating expenses, net	2,746	2,788	4,558	11,094
Total operating expenses	19,952	43,933	104,587	165,371
Operating income (loss)	24,512	(2,287)	68,994	1,048
Interest expense	3,655	5,357	18,519	20,071
Interest income	(1)	(275)	(10)	(324)
Other (income) expense, net	338	(13)	1,160	(522)
Income (loss) before provision (benefit) for income taxes	20,520	(7,356)	49,325	(18,177)
Provision (benefit) for income taxes	6,681	(5,822)	16,187	(9,176)
Net income (loss)	$13,839	$(1,534)	$33,138	$(9,001)

Earnings (loss) per share:
Basic	$0.60	$(0.07)	$1.44	$(0.39)
Diluted	$0.59	$(0.07)	$1.40	$(0.39)

Weighted average shares outstanding:
Basic	23,099	22,969	23,070	22,926
Diluted	23,532	22,969	23,802	22,926

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	December 31,	January 1,
	2010	2010
Current assets:
Cash and cash equivalents	$22,883	$37,864
Accounts receivable, net	70,947	81,488
Inventories	101,440	106,609
Refundable income taxes	2,763	-
Deferred income taxes	7,398	13,896
Prepaid expenses and other current assets	6,078	13,313
Total current assets	211,509	253,170

Property, plant, and equipment, net	146,380	153,601
Intangible assets, net	95,402	102,364
Goodwill	307,451	303,926
Deferred income taxes	2,427	2,458
Other assets	13,807	15,024
Total assets	$776,976	$830,543

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$27,989	$34,395
Income taxes payable	-	403
Current portion of long-term debt	-	30,450
Accrued expenses and other current liabilities	32,598	67,996
Total current liabilities	60,587	133,244

Long-term debt	220,629	258,972
Deferred income taxes	64,290	54,043
Other long-term liabilities	4,641	4,560
Total liabilities	350,147	450,819
Stockholders' equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	298,405	291,926
Treasury stock	(1,469)	(635)
Retained earnings	119,400	86,262
Accumulated other comprehensive income	10,470	2,148
Total stockholders’ equity	426,829	379,724
Total liabilities and stockholders' equity	$776,976	$830,543

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com